EXHIBIT 99.`


UnitedGlobalCom, Inc. (ticker: UCOMA, exchange: NASDAQ) News Release-29-May-2001

UnitedGlobalCom and Liberty Media to Close Transaction

DENVER, May 29 /PRNewswire/ -- UnitedGlobalCom, Inc. (Nasdaq: UCOMA) ("United"), and Liberty Media Corporation (NYSE: LMG.A; LMG.B) ("Liberty") today announced that they have revised the terms of their previously announced transaction and are closing the first stage of that transaction today.

The following summarizes the revised transaction which is described in more detail below:

    o The structure of the transaction will be substantially similar to the original structure outlined in United's amended registration statement and proxy statement filed with the SEC on February 8, 2001, whereby a new holding company will be formed ("New United") to own United and the assets and cash contributed by Liberty. New United will be owned by existing United stockholders and Liberty.

    o Liberty's asset and cash contributions to New United and its affiliates remain effectively unchanged and will include a total of $1.4 billion in cash and assets, as well as the Latin American and other broadband interests previously disclosed.

    o New United will issue to Liberty a total of 60 million shares in exchange for the $1.4 billion in cash and assets, compared to 54.1 million in the previously announced transaction. In addition, Liberty may receive up to an additional 26.5 million shares in New United depending upon the stock prices or values of United's subsidiaries over the next 12 months. This represents an issue price of between $23.33 per share and $16.18 per share depending on the number of additional shares issued.

    o New United will issue to Liberty a total of 20.1 million shares and $200 million in cash in exchange for Liberty's Latin American and other interests, as previously agreed.

    o If no additional shares are issued, Liberty's pro forma economic ownership of New United would be approximately 44%. If the entire amount of additional shares are issued to Liberty, its pro forma economic ownership would be approximately 51%.

    o As contemplated in the original transaction, the current founders of United remain in control of the company.

    o The previously announced euro 1.0 billion investment into United's European subsidiary, United Pan-Europe Communications N.V. ("UPC") will take the form of a convertible loan by Liberty, exchangeable into ordinary shares of UPC under certain circumstances at the U.S. Dollar equivalent of euro 8.00 per share ("Exchangeable Loan"). UPC's rights offering has been cancelled and UPC will continue to evaluate the market conditions for raising additional equity either through a rights offering or other public or private market transactions.

          The transaction will close in two steps as described below.

The First Closing

At the First Closing, which the parties expect will occur today, Liberty is making the U.S. Dollar equivalent of a euro 1.0 billion Exchangeable Loan to a subsidiary of UPC. Prior to receipt of the proceeds from this loan, UPC expects to repay certain indebtedness equal to euro 750 million.

Liberty will contribute the Exchangeable Loan to New United at the Second Closing as described below.

The Exchangeable Loan has the following key terms:

    o Convertible into UPC ordinary shares at the U.S. Dollar equivalent of euro 8.00 per share.

    o     6.00% coupon, payable in-king; six-year maturity.

    o     Callable at anytime in the first year at 100% plus accrued interest.

    o Following acquisition by New United, mandatory conversion into UPC ordinary shares at euro 8.00 per share on a euro 1.00 for euro 1.00 basis for any equity raised by UPC at a price at or above euro 8.00 per share during the first two years, euro 10.00 per share during the third year, euro 12.00 per share during the fourth year, and euro
          15.00 per share after the fifth year.

    o Following acquisition by New United, mandatory conversion if UPC ordinary shares trade at euro 12.00 for 20 out of 30 trading days at any time after 18 months from issuance, or if UPC ordinary shares trade above euro 10.40 for 20 out of 30 trading days any time after three years from issuance.

The Second Closing

At the Second  Closing, which  is  expected  to  occur   promptly  after
approval by United shareholders during the third quarter, New United will be formed and it will own United.

Liberty and certain other holders of United's Class B Common Stock will contribute their shares to New United in exchange for an equal number of shares of, in Liberty's case, Class C Common Shares ("Class C Shares") and, in the case of the other holders, Class B shares of New United.

United will then merge with a subsidiary of New United and, as a result, all common and convertible preferred shareholders of United will receive an equal number of common or convertible preferred shares in New United. United will be a subsidiary of New United.

Liberty will contribute to New United:

    o     The Exchangeable Loan (as described above);

    o     $543 million in cash; and

    o the Latin American and other assets as previously agreed, including a 50% stake in Cablevision S.A., the largest cable television operator in Argentina; 100% of Pramer S.C.A. and 40% of Torneos y Competencias S.A., two of the largest and most important Latin American programming operations; 16% of Crown Media Holdings, a provider of programming services to over 65 million subscribers worldwide.

New United will issue to Liberty:

    o 60 million Class C Shares of New United in consideration for the Exchangeable Loan and the $543 million in cash; and

    o $200 million in cash and 20.1 million Class C Shares in exchange for the Latin American and other assets.

Liberty's 50% stake in Cablevision S.A. includes a 22% interest acquired after the original transaction was announced for approximately $500 million which was funded by loans from United. New United will repay these loans to United using proceeds from the sale to United of 50% of the Exchangeable Loan.

The Class A and Class B shares of New United will be substantially identical to the Class A and Class B shares of United. The Class C shares issued to Liberty will have ten votes per share, similar to the existing Class B shares, but will have the right to elect only four of New United's 12 directors. The balance of the board will be elected by the Class A and Class B shareholders voting as a single class.

Share Adjustment Mechanism

The 60 million Class C Shares issued to Liberty in exchange for the $543 million in cash and the Exchangeable Loan will be subject to an adjustment mechanism. The parties have agreed to establish a collar on the final number of such Class C Shares issued of between 60 million and 86.5 million, representing an effective issue price of between $23.33 and $16.18 per share. The closing price of United's class A common stock on May 25, 2001 was $13.83. The final number of Class C Shares issued will be determined within the next 12 months and will be based upon the market or other value of United's key operating subsidiaries from time to time during that period.

When the total Class C Shares issued at the Second Closing are combined with Liberty's existing holdings, and assuming the minimum number of Class C Shares are issued, Liberty will have a 44% economic stake in United. If the maximum number of Class C Shares are issued, Liberty would have a 51% economic stake in United. As noted above, Liberty's voting power in the election of directors will be limited to four out of twelve directors. In addition, Liberty will be bound by standstill and voting agreements providing that the control and governance of United will remain in the hands of the founders.

Gene Schneider, Chairman and CEO of United, said, "This is an extremely important transaction for United. Obviously, we're pleased to be able to announce that we've closed on the first euro 1.0 billion investment by Liberty and that the balance of the transaction will be completed in short order."

John Malone, Chairman of Liberty, added, "The strategic merit of this deal to Liberty shareholders is as strong today as it ever was. Our partnership with United and its operating subsidiaries strengthens our own international broadband activities, especially in Europe. We look forward to working together on content, network and vendor initiatives to create greater value for both
United  and  Liberty   investors."

United will hold an investor conference call/webcast on May 29, 2001 at 11:00 EDT.

About   UnitedGlobalCom:

United  is  the  largest   international communications  provider of video,
voice, data, and programming services with operations in 26 countries. At March 31, 2001, United's networks, in aggregate, reached 18.6 million homes and served
10.6 million video customers. In addition, the company's telephony business had approximately 630,600 telephony subscribers, its high speed Internet access business had over 577,900 subscribers, and its programming business had over 40 million subscribers. Adjusting for announced transactions, United's networks, in aggregate, will reach more than 23.2 million homes and serve nearly 12.1 million video customers.

United's  significant  operating  subsidiaries  include United Pan-Europe
Communications N.V. (UPC) (53% owned), the largest pan-European broadband communications company; Austar United Communications (81% owned) a leading satellite, cable television and telecommunications provider in Australia and New Zealand; and VTR GlobalCom (100% owned), the largest broadband communications provider in Chile.

About Liberty Media:

Liberty Media holds interests in a broad range of domestic and international video programming, communications, technology and Internet businesses.

        NOTE: The announcement concerning the United/Liberty Media transaction is TE: neither an offer to purchase nor a solicitation of an offer to sell securities. The offer will be made only through a prospectus. In connection with this proposed transaction, United has filed a proxy statement/registration statement with the SEC and a prospectus will be included in that registration statement. Other materials relating to the merger will also be filed with the SEC. Investors are urged to read the proxy statement/prospectus and other relevant documents to be filed with the SEC because they will include important information.

Materials filed with the SEC will be available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov . In addition, the proxy statement/prospectus filed with the SEC will be mailed to United shareholders and may be obtained without charged from United upon request. Documents filed with the SEC with respect to the transaction may be obtained from United by directing a request to Rick Westerman, Chief Financial Officer, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

The identity of persons who may be considered "Participants in the Solicitation" and the description of their interests is available in the Annual Report on Form 10-K filed by United on April 2, 2001.

        NOTE:  Except for  historical information  contained  herein,  this news TE: release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements include timing of the Second Closing. These risks and uncertainties include regulatory approvals, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.